Exhibit (a)(5)(F)

FOR IMMEDIATE RELEASE

Tokyo, October 7, 2024

JT Group Completes Acquisition of Vector Group Ltd.

Japan Tobacco Inc. (JT) (TSE: 2914) announces that the JT Group completed the acquisition of Vector Group Ltd. (VGR) on October 7, 2024, following a tender offer, initially announced on August 21, 2024 (JT Group to Acquire Vector Group Ltd.).

The tender offer period, initiated on September 4, 2024, expired at one minute after 11:59 P.M., Eastern Daylight Time (EDT), on October 4, 2024. The conditions of the tender offer having been satisfied, the JT Group has accepted all such tendered shares, and, following a statutory merger on October 7, 2024, VGR became a wholly owned subsidiary of the JT Group and was delisted from the New York Stock Exchange on October 7, 2024.

In line with JT Group’s tobacco business strategy, this acquisition is expected to improve the Company’s Return-On-Investment in combustibles by significantly increasing the Group’s presence and distribution network in the US, the second largest tobacco market in net sales and one of the most profitable.

1. Results of Tender Offer

(1) Overview of Tender Offer

①Tender offeror	Vapor Merger Sub Inc.
②Target Company	Vector Group Ltd.
③Class of shares to be acquired	Common stock (on a fully diluted basis)
④Tender offer price	US$ 15.00 per share
⑤Period of tender offer	September 4, 2024 to one minute after 11:59 P.M, EDT October 4, 2024
⑥Conditions of tender offer	The tender offer was subject to approval under U.S. and Serbian antitrust laws, the tender of more than 50% of VGR’s outstanding common stock, and satisfaction of other customary closing conditions. Any remaining shares of common stock of VGR that were not tendered in the tender offer were, upon the completion of the transaction, cancelled and converted into the right to receive the same consideration payable in the tender offer.

(2) Results of Tender Offer

①     Status of application (as of at one minute after 11:59 P.M. EDT, on October 4, 2024)

Number of shares tendered: 108,097,425 shares (approximately 68.7%)

②     Results of the Tender Offer

The Offer was validly completed because the number of shares of VGR common stock validly tendered met and exceeded the minimum conditions set forth in 1.(1).⑥ above.

(3) Merger Procedures after the Tender Offer

On October 7, 2024 EDT, VGR and the Offeror merged and VGR is the surviving entity. After the merger VGR became a wholly owned subsidiary of the JT Group. As a result, effective from October 7, 2024, the shares of VGR stock not tendered in the offer were cancelled and converted into the right to receive payment of $15.00 per share in cash, the same as the purchase price in the tender offer.

2. Change of Subsidiary

(1) Reason for change

As a result of the Tender Offer, VGR became a consolidated subsidiary of the JT Group as of October 7, 2024 EDT.

(2) Overview of Subsidiary to be Transferred

① Name	Vector Group Ltd.
② Address	Miami, FL 33137 USA
③ Representative	Howard M. Lorber (President and CEO)
④ Business description	Manufacturing and sales of cigarettes, etc.
⑤ Capitalization	USD 15,598 Thousand (As of December 31, 2023)
⑥ Year of foundation	1873
⑦ Major shareholder and holding ratio (As of June 27, 2024)	BlackRock, Inc. (13.61%) The Vanguard Group, Inc. (11.35%) Dr. Phillip Frost (9.38%)
⑧ Relationship with JT	Capital	None
	Personnel	None
	Business	None
⑨ Financial results audited (Note1)
Accounting period (Dollars in Thousands)	Fiscal year ended December 31, 2021	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2023
Net assets	(841,553)	(807,877)	(741,814)
Total assets	871,087	908,591	934,095
Net assets per share (Dollar) (Note2)	(5.47)	(5.22)	(4.76)
Net sales	1,220,700	1,441,009	1,424,268
Operating profit	320,439	339,010	328,035
Net income	219,463	158,701	183,526
Net income per share (Dollar) (Note3)	1.16	1.01	1.40
Dividend per share (Dollar)	0.80	0.80	0.80

Note[1]:	The results of operations and financial condition of the company are taken from the Form 10-K filed by VGR with the U.S. Securities and Exchange Commission (SEC).

Note2: Net assets per share is calculated by dividing net assets by the number of common shares outstanding at the end of each period.

Note3: Diluted EPS is shown.

3. Status of the number of shares and consideration for acquisition

① Number of shares held by JT Group (before acquisition)	None
② Number of shares to be acquired	157,420,597 shares
③ Acquisition price	The outstanding shares: USD 2.4billion (approximately 378 billion yen)
④ Number of shares to be held by JT Group (after acquisition)	157,420,597 shares (Ratio of voting rights: 100%)

Note 1: The acquisition price is converted at the rate of 158.229 yen per U.S. dollar (TTM rate mean in July, 2024).

4. Date of change of subsidiary

October 7, 2024 EDT

5. Impact on Financial Performance

The transaction is not expected to have any material impact on the Group’s consolidated performance for the fiscal year ending December 31, 2024.

6. Notes

Forward-Looking Statements

This announcement may include statements that are not statements of historical fact, or “forward-looking statements,” including with respect to the JT Group’s acquisition of VGR. Such forward-looking statements include, but are not limited to, the JT Group’s beliefs and expectations and statements about the benefits sought to be achieved in the JT Group’s acquisition of VGR and the potential effects of the acquisition on both the JT Group and VGR. These statements are based upon the current beliefs and expectations of the JT Group’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of COVID-19; the impact of tobacco industry regulation and tobacco legislation in the United States and internationally; competition from other products; and challenges inherent in new product development, including obtaining regulatory approval.

JT Group undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Japan Tobacco Inc.’s integrated report for the year ended December 31, 2023, VGR’s Annual Report on Form 10-K for the year ended December 31, 2023 and VGR’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and June 30, 2024, in each case as amended by any subsequent filings made with the SEC. These and other filings made by VGR with the SEC are available at www.sec.gov.

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Japan Tobacco Inc. (JT) is a global company headquartered in Tokyo, Japan. It is listed on the primary section of the Tokyo Stock Exchange (ticker: 2914.T). JT Group has approximately 53,000 employees and 62 factories worldwide, operating in three business segments: tobacco, pharmaceutical, and processed food. Within the tobacco business, the largest segment, products are sold in over 130 markets and its flagship brands include Winston, Camel, MEVIUS, and LD. The Group is committed to investing in Reduced-Risk Products and markets its heated tobacco products under its Ploom brand.

Consumers, shareholders, employees, and society are the four stakeholder groups (4S) at the heart of all of JT Group's activities. Inspired by its “Fulfilling Moment, Enriching Life” purpose, the Group aims to ensure sustainable and valuable contributions to its stakeholders over the long term. In addition to our three business segments, this goal is also supported by D-LAB, the JT Group’s corporate R&D initiative, set up to search and create added-value business opportunities. For more information, visit https://www.jt.com/.

Contact:	Investor and Media Relations Division
Japan Tobacco Inc.

For Investors Jerome Jaffeux, Head of IR: jt.ir@jt.com
For Media Yunosuke Miyata, Director: jt.media.relations@jt.com